Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Aspira Women’s Health Inc.

Austin, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-106434, 333-109556, 333-139416, 333-189929, 333-198734, 333-202032, 333-217249, 333-221092, 333-248920, and 333-252267) and Form S-8 (Nos. 333-167204, 333-193312, 333-205855, 333-226462, and 333-232541) of Aspira Women’s Health Inc. of our report dated March 30, 2023, except for the effects of the restatement as discussed in Note 3 and reverse stock split as discussed in Note 13, as to which the date is October 25, 2023, related to the consolidated financial statements, which appears in this Annual Report on Form 10-K/A.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

Woodbridge, New Jersey

October 25, 2023